Exhibit 10.4
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”), effective as of the date set forth on Exhibit A (the “Start Date”), by and between XPO Logistics, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and the individual named on Exhibit A (“Employee”).
WHEREAS, the Company and Employee are currently party to the employment agreement in effect as of the date hereof (the “Existing Agreement”);
WHEREAS, the Company is currently engaged in efforts to complete the spinoff (the “RXO Spinoff”) of the Company’s North American tech-enabled brokerage services business, consisting of brokerage, managed transportation, freight forwarding and last mile;
WHEREAS, the Company and Employee have agreed that Employee shall transition out of the Chief Executive Officer role into an Executive Chairman role;
WHEREAS, in connection with such transition, the Company and Employee have agreed to make certain modifications to Employee’s duties and compensation arrangements; and
WHEREAS, the Company desires to continue to employ Employee and Employee desires to continue his employment with the Company, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, Employee and the Company agree as follows:
1.Term. The term of Employee’s employment hereunder (the “Term”) shall begin on the Start Date and end on the fifth anniversary of the Start Date. Notwithstanding the foregoing, the Term may be earlier terminated by either party in accordance with the terms of Section 5 of this Agreement, and the Term shall automatically expire on the last day of the Term (the “Expiration Date”) without notice required by any party to the other.
2.Employment Duties. During the Term, Employee shall serve in the position set forth on Exhibit A and, excluding any periods of approved sick leave to which Employee is entitled, Employee shall devote such portion of his working time, energy and attention to the extent necessary to perform his duties and responsibilities hereunder. Employee shall report directly to the Reporting Person as set forth on Exhibit A (the “Reporting Person”). Executive shall not be restricted from performing services or activities for another company, business or organization so long as any such services or activities do not compete with the business of the Company.
3.Compensation. (a) Base Salary. During the Term, the Company shall pay Employee, pursuant to the Company’s normal and customary payroll procedures but not less frequently than monthly, a base salary at the rate per annum set forth on Exhibit A (the “Base Salary”). The Base Salary is subject to review annually throughout the Term by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) in its sole discretion; provided, that the Base Salary shall not be reduced during the Term, except in connection with an across-the-board equivalent percentage reduction (not to exceed 10%) of base salaries of C-suite and other senior executives of the Company.

(b)Annual Bonus. As additional compensation, Employee shall have the opportunity to earn a performance-based bonus (the “Annual Bonus”) for each year during the Term of Employee’s employment commencing in the 2023 fiscal year with a target as set forth on Exhibit A (the “Target Bonus”) (for the avoidance of doubt, Employee’s Target Bonus opportunity for the 2022 fiscal year shall be determined in accordance with the Existing Agreement as in effect immediately prior to the Start Date), based upon Employee’s achievement of performance goals as determined by the Compensation Committee which are generally in line with those performance goals established for the Company’s Chief Executive Officer. Notwithstanding anything to the contrary contained herein and without limiting any other rights and remedies of the Company (including as may be required by law), if Employee has engaged in fraud or other willful misconduct that contributes materially to any financial restatements or material loss to the Company or any of its affiliates, the Company may require repayment by Employee of any cash bonus or Annual Bonus (net of any taxes paid by Employee on such payments) previously paid to Employee, or cancel any earned but unpaid cash bonus or Annual Bonus or adjust the future compensation of Employee in order to recover the amount by which any compensation paid to Employee exceeded the lower amount that would have been payable after giving effect to the restated financial results or the material loss. In addition, Employee’s Annual Bonus shall be subject to any other clawback or recoupment policy of the Company as may be in effect from time to time prior to a Change of Control (as defined in the Company’s 2016 Omnibus Incentive Compensation Plan) (“Change of Control”), or any clawback or recoupment as may be required by applicable law.
(c)Benefits. During the Term, Employee shall be eligible to participate in the benefit plans and programs of the Company that are generally available to other members of the Company’s senior executive team, subject to the terms and conditions of such plans and programs and applicable Company policies.
(d)Business Expenses. The Company shall provide Employee a Company-owned wireless smartphone and Company-owned laptop computer during the Term and shall pay or reimburse Employee for all reasonable and necessary business expenses incurred in the performance of his duties to the Company during the Term upon the presentation of appropriate statements of such expenses.
(e)Administrative Support/Office. During the Term, the Company shall provide Employee with his current office space and related facilities at the Company’s headquarters in Greenwich, CT, or other suitable office space of equal convenience to Employee. In addition, during the Term, the Company shall provide continued appropriate office equipment and administrative support to Employee (including the retention of a chief of staff and two analysts).
4.Long-Term Incentive Awards. Employee shall be eligible to receive long-term incentive compensation awards, whether cash-based or equity-based or both, periodically throughout the Term (which may be subject to Employee’s achievement of performance goals as determined by the Compensation Committee which are generally in line with those performance goals established for the Company’s Chief Executive Officer), with an annual target value as set forth on Exhibit A. Employee’s service as an employee of the Company or member of the Board shall count as service with the Company for purposes of vesting of his long-term incentive compensation awards (which shall also be subject to accelerated vesting as provided herein).
5.Termination. Employee’s employment hereunder shall be terminated upon the earliest to occur of any one of the following events (in which case the Term shall terminate as of the applicable Date of Termination):

(a)Expiration of Term. Unless sooner terminated, Employee’s employment hereunder shall terminate automatically in accordance with Section 1 of this Agreement on the Expiration Date, unless otherwise agreed by the parties in writing, in which case employment hereunder will continue on an at-will basis or pursuant to the terms of any subsequent agreement between Employee and the Company.
(b)Death. Employee’s employment hereunder shall terminate upon his death.
(c)Cause. The Company may terminate Employee’s employment hereunder for Cause by written notice at any time. For purposes of this Agreement, the term “Cause” shall mean Employee’s (i) gross negligence or willful failure to perform his duties hereunder or willful refusal to follow any lawful directive of the Reporting Person; (ii) abuse of or dependency on alcohol or drugs (illicit or otherwise) that adversely affects Employee’s performance of duties hereunder; (iii) commission of any fraud, embezzlement, theft or dishonesty, or any deliberate misappropriation of money or other assets of the Company; (iv) breach of any term of this Agreement, including, without limitation, by virtue of failing to provide at least 30 days’ advanced written notice of resignation as required by Section 5(f), or any agreement governing any of the long-term incentive compensation or equity compensation awards granted to Employee by the Company, its affiliates or any of their respective predecessors (the “Long-Term Incentive Compensation”), in each case, prior to a Change of Control, or breach of his fiduciary duties to the Company; (v) any willful act, or failure to act, in bad faith to the detriment of the Company; (vi) willful failure to cooperate in good faith with a governmental or internal investigation of the Company or any of its directors, managers, officers or employees, if the Company requests his cooperation; (vii) prior to a Change of Control, failure to follow the Company’s code of conduct or ethics policy; and (viii) conviction of, or plea of nolo contendere to, a felony or any serious crime; provided that, the Company will provide Employee with written notice describing the facts and circumstances that the Company believes constitutes Cause and, in cases where cure is possible, Employee shall first be provided a 30-day cure period. If, subsequent to Employee’s termination of employment hereunder for any reason other than by the Company for Cause, it is determined in good faith by the Reporting Person that Employee’s employment could have been terminated by the Company for Cause pursuant to this Section 5(c), Employee’s employment shall, at the election of the Reporting Person at any time up to two years after Employee’s termination of employment but in no event more than six months after the Reporting Person learns of the facts or events that could give rise to the termination for Cause, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred, provided that the Company’s ability to deem an Employee’s employment under this sentence to be terminated for Cause shall lapse upon a Change of Control.
(d)Without Cause. The Company may terminate Employee’s employment hereunder without Cause by written notice at any time.
(e)Good Reason. Employee may terminate his employment hereunder for Good Reason in accordance with the terms of this Section 5(e). For purposes of this Agreement, “Good Reason” shall mean, without first obtaining Employee’s written consent: (i) the Company materially breaches the terms of this Agreement; (ii) removal of Employee as a member of the Board other than by reason of (A) Employee’s voluntary departure or (B) action by the Board as a result of the occurrence of Cause or (C) Employee’s Disability; (iii) the Company requires that Employee be based in a location that is more than 35 miles from the location of Employee’s employment immediately prior to a Change of Control; or (iv) Employee not reporting directly and exclusively to the board of directors of a publicly-traded company that is the direct or indirect parent of the Company (or of any successor or entity that succeeds to substantially all the business and assets of the Company); provided that, the Company shall first be provided a 30-day cure period (the “Cure Period”), following receipt of written notice setting forth in reasonable detail the specific event, circumstance or conduct of the Company that constitutes Good Reason, to cease, and to cure, any event, circumstance or conduct specified in such written notice, if curable; provided further, that such notice shall be provided to the Company within 45 days of the occurrence of the event, circumstance or conduct constituting Good Reason. If, at the end of the Cure Period, the event, circumstance or conduct that constitutes Good Reason has not been remedied, Employee will be entitled to terminate employment for Good Reason during the 90-day period that follows the end of the Cure Period. If Employee does not terminate employment during such 90-day period, Employee will not be permitted to terminate employment for Good Reason as a result of such event, circumstance or conduct.
(f)Resignation. Employee may terminate his employment hereunder at any time upon at least 30 days’ advance written notice to the Company. In such event, subject to the terms of the Company’s organization documents (including its certificate of incorporation and by-laws), Employee shall have the right to determine in his discretion whether he will continue to serve as non-executive Chairman of the Board.
(g)Disability. Employee’s employment hereunder shall terminate in the event of Employee’s Disability. For purposes of this Agreement, “Disability” shall mean the inability of Employee, due to illness, accident or any other physical or mental incapacity, to perform Employee’s duties for the Company for an aggregate of 180 days within any period of 12 consecutive months, which disability is confirmed by a board-certified physician mutually selected by the Company and Employee, and the determination of such physician shall be binding upon Employee and the Company.
(h)“Date of Termination” shall mean: (i) the scheduled expiration of the Term in the event of termination of Employee’s employment pursuant to Section 5(a) of this Agreement; (ii) the date of Employee’s death in the event of termination of Employee’s employment pursuant to Section 5(b) of this Agreement; (iii) the date of the Company’s delivery of a notice of termination to Employee or such later date as specified in such notice in the event of termination by the Company pursuant to Section 5(c) or 5(d) of this Agreement; (iv) the 30th day following delivery of Employee’s notice to the Company of his resignation in accordance with Section 5(f) (or such earlier date as selected by the Company); (v) the date specified in accordance with Section 5(e) in the event of Employee’s resignation for Good Reason; and (vi) the date of a determination of Employee’s Disability in the event of a termination of Employee’s employment pursuant to Section 5(g) of this Agreement.
6.Termination Payments. (a) General. Except as otherwise set forth in this Section 6, following any termination of Employee’s employment hereunder, the obligations of the Company to pay or provide Employee with compensation and benefits under Section 3 of this Agreement shall cease, and the Company shall have no further obligations to provide compensation or benefits to Employee hereunder except for payment of (i) any unpaid Base Salary accrued through the Date of Termination; (ii) to the extent required by law, any unused vacation accrued through the Date of Termination, (iii) any vested accrued benefits or compensation due under the Company’s plans and arrangements, and (iv) any unpaid or unreimbursed obligations and expenses under Section 3(d) of this Agreement accrued or incurred through the Date of Termination (collectively items 6(a)(i) through 6(a)(iv) above, the “Accrued Benefits”). The payments referred to in Sections 6(a)(i) and 6(a)(ii) of this Agreement shall be paid within 30 days following the Date of Termination, subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The payments referred to in Section 6(a)(iv) of this Agreement shall be paid at the times such amounts would otherwise be paid had Employee’s services hereunder not terminated. The payments and benefits to be provided to Employee under Sections 6(c), 6(d) and 6(e) of this Agreement, if any, shall in all events be subject to the satisfaction of the conditions of Section 6(f) of this Agreement. For the sake of clarity, nothing in this Agreement is intended to affect any compensation or benefits that Employee may be eligible to receive as a member of the Board to the extent he remains on the Board (whether as Non-Executive Chairman or otherwise) following the cessation of his role with the Company as Executive Chairman.
(b)Automatic Expiration of the Term, Resignation, Cause, or Disability. If Employee’s employment is terminated pursuant to Section 5(a), 5(c), 5(f) or 5(g) of this Agreement (excluding, for the avoidance of doubt, a resignation for Good Reason), the Company shall have no obligation to Employee other than with respect to the Accrued Benefits and, in the case of termination due to Disability, the amounts provided pursuant to Section 6(e) hereunder.
(c)Death, Without Cause or for Certain Good Reason Events. In the event of a termination by reason of Employee’s death or in the event that, either prior to a Change of Control or more than two years following a Change of Control, the Company terminates Employee’s employment hereunder without Cause or Employee resigns solely pursuant to either clause (i) or clause (ii) of the definition of Good Reason, Employee (or his estate) shall be entitled to:
(i)the Accrued Benefits;
(ii)solely in the case of a termination by the Company without Cause, by resignation of Employee solely pursuant to either clause (i) or (ii) of the definition of Good Reason or Employee’s termination due to his death, any Annual Bonus that the Company has notified Employee in writing that Employee has earned prior to the Date of Termination but is unpaid as of the Date of Termination, and, except in the case of a termination by reason of Employee’s death, medical and dental coverage for a period of twelve months from the Date of Termination; provided that if Employee secures other employment, any medical or dental benefits provided under this Section 6(c)(ii) shall cease as of the commencement of the receipt by Employee of medical or dental benefits, as applicable, from such other employer; and
(iii)accelerated vesting of all equity-based or other long-term incentive compensation awards then outstanding.
(d)Without Cause or for Good Reason Following a Change of Control. In the event that, upon or within two years following a Change of Control, the Company terminates Employee’s employment hereunder without Cause or Employee resigns for Good Reason, Employee shall be entitled to:
(i)the Accrued Benefits;
(ii)a cash payment equal to the product of (A) the Target Bonus set forth on Exhibit A, or, if greater, as in effect on the Date of Termination and (B) a fraction, the numerator of which is the number of days from January 1 in the year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365;
(iii)a cash payment equal to the amount of any Annual Bonus that the Company has notified Employee in writing that Employee has earned prior to the Date of Termination but is unpaid as of the Date of Termination; and
(iv)medical and dental coverage for a period of 24 months from the Date of Termination; and
(v)accelerated vesting of all equity-based or other long-term incentive compensation awards then outstanding.

(e)Treatment of LTI Awards Upon Certain Events. In the event of the termination of Employee’s employment hereunder by the Company without Cause, by resignation of the Employee under clause (i) or (ii) of the definition of Good Reason, due to mutual agreement by the Company and Employee, or due to the Employee’s death, the Employee shall become fully vested in all outstanding equity-based or other long-term incentive compensation awards, subject to (except in the case of death) his continued compliance with the terms and conditions of this Agreement. In the event of the termination of Employee’s employment hereunder by the Company due to Disability, the Employee shall become vested in a pro-rata portion (based on the service portion of the applicable vesting period elapsed through the Date of Termination) of all outstanding equity-based or other long-term incentive compensation awards granted on or after the Start Date, subject to his continued compliance with the terms and conditions of this Agreement.
(f)Conditions Precedent and Subsequent. The payments and benefits provided under Sections 6(c), 6(d) and 6(e) of this Agreement (other than the Accrued Benefits and other than in the event of termination by reason of Employee’s death or Disability) are subject to and conditioned upon (i) Employee having provided, within 60 days after the Date of Termination (or such greater period as required by law), a mutual waiver and general release agreement in a form satisfactory to the Company, that has become effective and irrevocable in accordance with its terms, and which waiver and release (x) by the Employee shall be in favor of the Company and its affiliates, successors, predecessors, subsidiaries, and assigns, and each of their respective officers, directors, employees, representatives, agents, successors, and assigns, and all persons acting by, through, under, or in concert with any of them, in their capacities as such (but excluding any shareholders of the Company), and shall exclude (A) any claim or right that may first arise after the Date of Termination; (B) any right to payments or benefits pursuant to, or to enforce, this Agreement, (C) any claim or right to indemnification, advancement, defense or reimbursement that Employee may have under any applicable D&O policies or any similar insurance policies, the Company’s charter or bylaws or equivalent constituting and other documents of the Company’s subsidiaries and affiliates, as amended, or under applicable law; (D) any claim or right Employee may have to obtain contribution as permitted by applicable law in the event of an entry of judgment against Employee and the Company as a result of any act or failure to act for which the Company and Employee are held jointly liable; (E) any claim Employee may have in his capacity as a stockholder of the Company; and (F) any claim that cannot be released as a matter of law, and (y) by the Company shall exclude (A) any claim or right that may first arise after the Date of Termination; (B) any claim or right related to or in connection with fraud or unlawful or criminal act of Employee that results in a judgment or settlement of such claims brought by third parties against the Company; or (C) any claim or right the Company may have to obtain contribution as permitted by applicable law in the event of an entry of judgment against Employee and the Company as a result of any act or failure to act for which the Company and Employee are held jointly liable; and (D) any claim that cannot be released as a matter of law; provided, that the condition in this clause (i) shall not apply following a Change of Control, and (ii) Employee’s compliance with Sections 7 and 8 of this Agreement. For the avoidance of doubt, such waiver and release shall be limited to a release of claims related to employment and termination from employment and shall not contain covenants broader in scope or duration than those to which he is then already subject.
(g)Forfeiture of Long-Term Incentive Compensation Awards. Notwithstanding anything to the contrary herein and without limiting any rights and remedies available to the Company under the terms of this Agreement or otherwise at law or in equity (including as may be required by law or pursuant to policies of the Company as may be in effect from time to time), in the event the Company terminates Employee’s employment for Cause or if Employee violates the restrictive covenants set forth in Sections 7 and 8 of this Agreement or engages in fraud or willful misconduct that contributes materially to any financial restatement or material loss to the Company or any of its affiliates, the Company may (i) in the case of a termination for Cause, at any time up to six months after such termination, or (ii) in the case of a violation of the restrictive covenants or engaging in fraud or willful misconduct, at any time up to six months after learning of such conduct, but in no event more than two years after Employee engages in such conduct, (x) terminate or cancel any Long-Term Incentive Compensation that are unvested or vested and unexercised, (y) require Employee to forfeit or remit to the Company any amount payable, or the after-tax net amount paid or received by Employee, in respect of any Long-Term Incentive Compensation the vesting of which was accelerated upon termination of Employee’s employment for any reason and (z) require Employee to forfeit or remit to the Company any shares (or the equivalent value in cash) that were issued to Employee (or cash that was paid to Employee) upon vesting, settlement or exercise, as applicable, of any Long-Term Incentive Compensation; provided, however, that, in cases where cure is possible, Employee shall first be provided a 30-day cure period to cease, and to cure, such conduct. In addition, Employee’s Long-Term Incentive Compensation shall be subject to any other clawback or recoupment policy of the Company as may be in effect from time to time or any clawback or recoupment as may be required by applicable law.
(h)Post-Termination Non-Compete Payments. Without limiting the application of, or reducing any payments to which Employee is otherwise entitled under, Section 6(c) or Section 6(d), in the event that Employee’s employment hereunder is terminated for any reason (including due to mutual agreement by the Company and Employee) other than (x) death or (y) by the Company for Cause or (z) by Employee’s voluntary resignation (A) prior to a Change of Control or more than two years following a Change of Control, other than pursuant to clause (i) or (ii) of the definition of Good Reason, or (B) upon or during the two years following a Change of Control, other than for Good Reason, then Employee shall be entitled to receive, for each year of the Non-Compete Period, an additional payment (the “Non-Compete Payment”) in an amount equal to one (1) times the sum of (i) the Base Salary set forth on Exhibit A, or, if greater, as in effect on the Date of Termination and (ii) the Target Bonus set forth on Exhibit A, or, if greater, as in effect on the Date of Termination. Each Non-Compete Payment shall be payable in substantially equal installments in accordance with the Company’s normal payroll practices. Employee shall, upon request by the Company, be required to repay to the Company (net of any taxes paid by Employee on such payments), and the Company shall have no further obligation to pay, the Non-Compete Payments, as applicable, in the event Employee receives, within six months after the occurrence of the breach, written notice from the Company that, in the reasonable judgment of the Reporting Person, Employee has materially breached his obligations under Section 8(b) of this Agreement; provided, however, that, in cases where cure is possible, Employee shall first be provided a 30-day cure period to cease, and to cure, such conduct.
(i)Section 280G. In the event that any payments, distributions, benefits or entitlements of any type payable to Employee (“CIC Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee’s CIC Benefits shall be reduced to such lesser amount (the “Reduced Amount”) that would result in no portion of such benefits being subject to the Excise Tax; provided that such amounts shall not be so reduced if the Company determines, based on the advice of a nationally recognized accounting firm selected by the Company prior to a Change of Control (the “Accountants”), that without such reduction Employee would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Section 4999 of the Code), an amount that is greater than the amount, on a net after tax basis, that Employee would be entitled to retain upon receipt of the Reduced Amount. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 6(i) shall be made in writing in good faith by the Accountants. In the event of a reduction of benefits hereunder, benefits shall be reduced by first reducing or eliminating the portion of the CIC Benefits that are payable in cash under Section 6(d) and then by reducing or eliminating any amounts that are payable with respect to long-term incentives including any equity-based or equity-related awards (whether payable in cash or in kind). For purposes of making the calculations required by this Section 6(i), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably require in order to make a determination under this Section 6(i), and the Company shall bear the cost of all fees the Accountants charge in connection with any calculations contemplated by this Section 6(i).
(j)Mitigation; Offset. Except as expressly provided hereunder, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Employee obtains other employment.
7.Non-Solicitation. (a) During the Term and during the Restricted Period, Employee hereby agrees not to, directly or indirectly, solicit or assist any other person or entity in soliciting any employee of the Company, or any of its affiliates (the “Company Entities”), to perform services for any entity (other than a Company Entity) or attempt to induce any such employee to leave the service of a Company Entity, or solicit for employment on behalf of himself or any other person, any employee of a Company Entity, or anyone who was employed by a Company Entity, during the twelve-month period preceding such solicitation. “Restricted Period” means two years following termination of Employee’s employment for any reason and, for the avoidance of doubt, regardless of whether such termination is before, upon or after expiration of the Term.
(b)During the Term and during the Restricted Period, Employee hereby agrees not to, directly or indirectly, discontinue or reduce the extent of the relationship between the Company Entities and the individuals, partnerships, corporations, professional associations or other business organizations that have a business relationship with any Company Entity (the “Company’s Clients”) and about which business relationship Employee was aware, or to obtain or seek products or services the same as or similar to those offered by the Company Entities from any source not affiliated with the Company Entities.
8.Confidentiality; Non-Compete; Non-Disclosure; Non-Disparagement; Cooperation. (a) Confidentiality. (i) Employee hereby agrees that, during the Term and thereafter, he will hold in strict confidence any Confidential Information related to any of the Company Entities. For purposes of this Agreement, “Confidential Information” shall mean all confidential or proprietary information of any of the Company Entities (in whatever form), whether or not that information rises to the level of a protectable trade secret, including, without limitation: any information, observations and data concerning the business or affairs or operation of the Company Entities developed or learned by Employee during the Term or which any Company Entity or any of their respective members, directors, officers, managers, partners, employees, agents, advisors, attorneys, accountants, consultants, investment bankers, investment advisors or financing sources at any time furnishes or has furnished to Employee in connection with the business of any of the Company Entities; the Company’s (and any of its respective affiliates’) investment methodologies or models, investment advisory contracts, fees and fee schedules or investment performance (“Track Records”); technical information or reports; brand names, trademarks, formulas; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists and related customer information; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long- range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information of the Company Entities; contracts and supplier lists and any information relating to financial data, strategic business plans; information about any third parties with which any Company Entity has a business relationship or owes a duty of confidentiality; and all notes, analyses, compilations, forecasts, studies or other documents prepared by Employee or obtained by Employee in the course of his work for a Company Entity that contain or reflect any such information and, in each case, which is not known to the public generally other than as a result of Employee’s breach of this Agreement. Without limiting the foregoing, Employee acknowledges and agrees that the Track Records shall not be the work of any one individual (including Employee) and are the exclusive property of the Company and its affiliates, as applicable, and agrees that he shall in no event claim the Track Records as his own following termination of his employment with the Company. Nothing in this Agreement shall prohibit or restrict any person from (1) testifying truthfully to the extent required by applicable law or legal process, (2) communicating with any governmental, administrative or regulatory agency or authority, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Consumer Financial Protection Bureau, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission and the U.S. National Labor Relations Board, (3) disclosing information in confidence to an attorney for the purpose of obtaining legal advice so long as such attorney agrees not to use or disclose such information, (4) disclosing information with the prior written consent of the Board so long as such consent specifically references this provision and/or (5) disclosing information that is publicly known other than by reason of Employee’s violation of this Section 8(a). In the event Employee or his legal representative is requested or required to disclose any Confidential Information, Employee shall provide the Company with prompt notice of such request or requirement so that the Company may seek an appropriate protective order (in which Employee will cooperate). If the Company fails to obtain a protective order or provides a waiver hereunder, and Employee is, in the opinion of counsel, compelled to disclose Confidential Information, Employee may disclose only that portion of the Confidential Information that Employee’s counsel advises is reasonably required by law to disclose.
(ii)Except as expressly set forth otherwise in this Agreement, Employee agrees that, prior to the date on which the Company publicly files this Agreement with the Securities and Exchange Commission, Employee shall not disclose the terms of this Agreement, except to his immediate family and his financial and legal advisors, or as may be required by law or ordered by a court. Employee further agrees that any disclosure to his financial and legal advisors will only be made after such advisors acknowledge and agree to maintain the confidentiality of this Agreement and its terms.
(iii)Employee further agrees that he will not improperly use or disclose any Confidential Information or trade secrets, if any, of any former employers of Employee or any other person to whom Employee has an obligation of confidentiality, and will not bring onto the premises of the Company or its affiliates any unpublished documents or any property belonging to any such former employer or other person to whom Employee has an obligation of confidentiality unless consented to in writing by the former employer or such other person.
(b)Non-Competition. Employee agrees that Employee will not, during the Term and during the Non-Compete Period, within the Restricted Area, directly or indirectly (whether or not for compensation) become employed by, engage in business with, serve as an agent or consultant to, become an employee, partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, any Competitive Business. Nor shall Employee, during the Term and during the Non-Compete Period, within the Restricted Area, otherwise compete with, or perform services relating to the business of, any of the Company Entities for any business other than a Company Entity, in any business in which the Company Entities participate, or businesses they are actively considering, at the time of termination of Employee’s employment or during the one year prior to such termination (the “Business”). For purposes of this Agreement, “Competitive Business” shall mean any individual, corporation, limited liability company, partnership, unincorporated organization, trust, joint venture or other entity (i) that engages in or may engage in acquisition related or mergers and acquisition activities related to the transportation or third-party logistics industry, including, without limitation, researching, analyzing and evaluating companies for possible investment in or acquisition of, for itself or clients, (ii) that engages in or may engage in less-than-truckload transportation services either directly or through third-party provider(s), including asset-based, asset-light or non-asset services, including only by way of illustration, less-than truckload freight brokerage or freight transportation, or firms such as Amazon, ArcBest, Apollo Global Management, CEVA Logistics, Convoy, Coyote Logistics, Echo Global Logistics, Inc., Estes Express Lines, Fed Ex Corporation, Flexport, Hub Group, Old Dominion, R+L Carriers, Saia, TFI International, Inc., Uber/Transplace, United Parcel Service, Yellow Corporation, CMA CGM S.A., Maersk, Convoy, Transfix, and Knight-Swift or (iii) that otherwise competes with the Company Entities anywhere in which the Company Entities engage in or intend to engage in the Business or where any of the Company Entities’ customers are located. For the avoidance of doubt, it shall not be a violation of this Section 8(b) for Employee to provide any services to or engage in discussions with any private equity firm, hedge fund or similar firm or fund that invests in a company engaged in any Competitive Business or any investment bank or similar firm that advises companies engaged in any Competitive Business, or any business intelligence or similar research or consulting organization that services private equity firms, hedge funds or similar firms or funds that invest in companies engaged in any Competitive Business (such as the Third Bridge Group, the Gerson Lehrman Group, Alphasights and Coleman Research), in each case, in the Restricted Area during the Term or the Non-Compete Period provided that Employee does not provide any services whatsoever for any entities within such organizations that are engaged in any Competitive Business in the Restricted Area and which are invested in by such private equity firm, hedge fund or similar firm. “Restricted Area” means Canada and any State of the United States and any other country in which the Company or any Company Entity does business or any other country in which any Company client is located during the Term or the Non-Compete Period. “Non-Compete Period” shall mean, subject to Section 8(c) below, three years following termination of Employee’s employment for any reason and, for the avoidance of doubt, regardless of whether such termination is before, upon or after expiration of the Term.
(c)Extended Non-Competition. The Company shall have the right to extend the Non-Compete Period for up to an additional 12-month period (the “Extended Non-Compete Period”) beyond the completion of the Non-Compete Period. If the Company elects to extend the Non-Compete Period, it will notify Employee in writing of such fact not later than the 90th day prior to the expiration of the Non-Compete Period. By signing this Agreement, Employee agrees to accept and abide by the Company’s election. If the Company elects to extend the Non-Compete Period, Employee agrees that, during the Extended Non-Compete Period, Employee shall be bound by the restrictions set forth in Section 8(b) in the same manner applicable during the Non-Compete Period, and the Company agrees to pay Employee during each month of the Extended Non-Compete Period, in an amount equal to one-twelfth of the Non-Compete Payment. Payment for any partial month will be prorated. Payments under this Section 8(c) during the Extended Non-Compete Period will be made pursuant to the Company’s normal and customary payroll procedures. If the Company elects to extend the Non-Compete Period, any monies Employee earns from any other work during such periods, whether as an employee or as an independent contractor, will reduce, dollar for dollar, the amount that the Company is obligated to pay Employee under this Section 8(c). Payments made by the Company under this Section 8(c) are made solely for the extension of the non-compete covenant and do not render Employee either an employee of, or a consultant to, the Company. Notwithstanding any provision of this Agreement to the contrary, the right of the Company to extend the Non-Compete Period hereunder and any related payment under this Section 8(c) for the Extended Non-Compete Period hereunder shall lapse upon a Change of Control.
(d)Competitive Opportunity. If, at any time during the Term, Employee (i) acquires knowledge of a potential investment, investment opportunity or business venture that may be an appropriate investment by the Company given the scope of its then current business, or in which the Company would otherwise reasonably be expected to have an interest (a “Competitive Opportunity”), or (ii) otherwise is then exploiting any Competitive Opportunity, Employee shall promptly bring such Competitive Opportunity to the Company. In such event, Employee shall not have the right to hold any such Competitive Opportunity for his (and his agents’, employees’ or affiliates’) own account and benefit or to recommend, assign or otherwise transfer or deal in such Competitive Opportunity with persons other than the Company.
(e)Return of Company Property. All documents, data, recordings, or other property, including, without limitation, smartphones, computers and other business equipment, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for Employee and utilized by Employee in the course of his employment with the Company shall remain the exclusive property of the Company and Employee shall return all copies of such property upon any termination of his employment and as otherwise requested by the Company during the Term. Notwithstanding the foregoing, Employee may retain his contacts lists (including investor lists), calendars, LinkedIn account (and related information), personal files and files needed to prepare and file his personal tax returns along with other documentation which does not constitute Confidential Information. Employee further agrees not to alter, delete or destroy any Company property, documents, records, data contained in any location, including but not limited to any information contained on any Company-provided computer or electronic device. Such devices shall not be wiped, scrubbed, or reset to original factory condition prior to surrender.
(f)Non-Disparagement. Employee hereby agrees not to defame or disparage any of the Company Entities or any of their respective officers, directors, members, partners or employees (collectively, the “Company Parties”), and to cooperate with the Company upon reasonable request, in refuting any defamatory or disparaging remarks by any third party made in respect of any of the Company Parties. Employee shall not, directly or indirectly, make (or cause to be made) any comment or statement, oral or written, including, without limitation, in the media or to the press or to any individual or entity, that could reasonably be expected to adversely affect the reputation of any of the Company Parties or the conduct of its, his or their business. The Company shall request that its directors and executive officers not defame or disparage Employee; provided, however, that the failure of any director, executive officer or employee of the Company to comply with such request shall in no way constitute a breach or violation of the Company’s obligations hereunder or otherwise subject the Company to any liability.
(g)Cooperation. During the Term and thereafter (including, without limitation, following the Date of Termination), Employee shall, upon reasonable notice and without the necessity of any Company Entity obtaining a subpoena or court order, provide Employee’s reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against any Company Entity that relates to events occurring during Employee’s employment with any Company Entity as to which Employee may have relevant information (including furnishing relevant information and materials to the relevant Company Entity or its designee and/or providing testimony at depositions and at trial), provided that the Company shall reimburse Employee for expenses reasonably incurred in connection with any such cooperation occurring after the termination of Employee’s employment and provided that any such cooperation occurring after the Date of Termination shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Employee’s business or personal affairs.
9.Notification of Subsequent Employer. Employee hereby agrees that, prior to accepting employment with any other person during any period during which Employee remains subject to any of the covenants set forth in Section 7, 8(b) or 8(c) of this Agreement, Employee shall provide such prospective employer with written notice of such provisions of this Agreement, with a copy of such notice delivered simultaneously to the Company.
10.Injunctive Relief. Employee and the Company agree that Employee will occupy a high-level and unique position of trust and confidence with the Company Entities and will have access to their Confidential Information, and that the Company would likely suffer significant harm to its protectable confidential information and business goodwill from Employee’s breach of any of the covenants set forth in Sections 7 and 8. Employee acknowledges that it is impossible to measure in money the damages that will accrue to the Company Parties in the event that Employee breaches any of the restrictive covenants provided in Sections 7 and 8 of this Agreement. In the event that Employee breaches any such restrictive covenant, the Company Parties shall be entitled to an injunction restraining Employee from violating such restrictive covenant (without posting any bond). If any of the Company Parties shall institute any action or proceeding to enforce any such restrictive covenant, Employee hereby waives the claim or defense that such Company Party has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that there is an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require Employee to account for and pay over to the Company, and Employee hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by Employee as a result of any transaction constituting a breach of any of the restrictive covenants provided in Sections 7 and 8 of this Agreement or to seek any other relief to which it may be entitled.
11.Miscellaneous. (a) Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally, or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by overnight courier service via UPS or FedEx and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):
If to the Company, to:
XPO Logistics, Inc.
Five American Lane
Greenwich, CT 06831
Attention: Chief Human Resources Officer
If to Employee:
During the Term, to his principal residence as listed in the records of the Company or to such other address as any party may designate by notice to the other.
(b)Entire Agreement. This Agreement shall constitute the entire agreement and understanding among the parties hereto with respect to Employee’s employment hereunder and supersedes and is in full substitution for any and all prior understandings or agreements (whether written or oral) with respect to Employee’s employment including without limitation the Existing Agreement, effective July 31, 2020. The Company does not make and has not made, and Employee does not rely and has not relied on any statement, omission, representation or warranty, written or oral, of any kind or nature whatsoever, regarding the Company or the Long-Term Incentive Compensation, including, without limitation, its or their present, future, prospective or potential value, worth, prospects, performance, soundness, profit or loss potential, or any other matter or thing whatsoever relating to whether Employee should purchase or accept any Long-Term Incentive Compensation and/or the consideration therefor.
(c)Amendment; No Waiver. Except as expressly set forth otherwise in this Agreement (including, without limitation, pursuant to Sections 11(l)(iv) and 11(m) of this Agreement), this Agreement may be amended only by an instrument in writing signed by the parties, and the application of any provision hereof may be waived only by an instrument in writing that specifically identifies the provision whose application is being waived and that is signed by the party against whom or which enforcement of such waiver is sought. The failure of any party at any time to insist upon strict adherence to any provision hereof shall in no way affect the full right to insist upon strict adherence at any time thereafter, nor shall the waiver by any party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement. No failure or delay by either party in exercising any right or power hereunder will operate as a waiver thereof, nor will any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. Termination of this Agreement shall not relieve any party of liability for any breach of this Agreement occurring prior to such termination.
(d)No Construction Against Drafter. The parties acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, any rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement.
(e)Clawbacks. Employee hereby acknowledges and agrees that, notwithstanding any provision of this Agreement to the contrary, Employee will be subject to any legally mandated policy relating to the recovery of compensation, solely to the extent that the Company is required to implement such policy pursuant to applicable law, whether pursuant to the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or otherwise.
(f)Employee Representations and Acknowledgements. Employee represents, warrants and covenants that as of the date that the Company and Employee have executed this Agreement as set forth on the signature page hereto: (i) he has the full right, authority and capacity to enter into this Agreement, (ii) he is ready, willing and able to perform his obligations hereunder and, to his knowledge, no reason exists that would prevent him from performing his obligations hereunder, (iii) he is not bound by any agreement that conflicts with or prevents or restricts the full performance of his duties and obligations to the Company hereunder during or after the Term and (iv) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Employee is subject. Employee acknowledges and agrees that nothing in this Agreement shall (x) entitle Employee to any compensation or other interest in respect of any activity of Jacobs Private Equity, LLC, a Delaware limited liability company (“JPE”) (or any other prospective company or business or entity that Employee may provide services to) other than with respect to the Company; (y) restrict or prohibit the Company, Employee or any of his affiliates from having business interests and engaging in business activities in addition to those relating to the Company; or (z) restrict the investments which the Company, Employee or JPE or any of his or its affiliates may make, regardless of whether such investment opportunity or investment may be deemed to be a Competitive Opportunity. Employee acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon Employee by this Agreement, and is in full accord as to the necessity of such restraints for the reasonable and proper protection of the Confidential Information, business strategies, employee and customer relationships and goodwill of the Company Entities now existing or to be developed in the future. Employee expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, industry scope, time period and geographic area. Employee agrees to comply with each of the covenants contained in Sections 7 and 8 of this Agreement in accordance with their terms, and Employee shall not, and hereby agrees to waive and release any right or claim to, challenge the reasonableness, validity or enforceability of any of the covenants contained in Section 7 or 8 of this Agreement. Employee further acknowledges that although Employee’s compliance with the covenants contained in Sections 7 and 8 of this Agreement may prevent Employee from earning a livelihood in a business similar to the business of the Company Entities, Employee’s experience and capabilities are such that Employee has other opportunities to earn a livelihood and adequate means of support for Employee and Employee’s dependents. Employee acknowledges that the Company has advised him that it is in his best interest to consult with an attorney prior to executing this Agreement.
(g)Survival. Employee’s obligations under Sections 7 and 8 of this Agreement shall remain in full force and effect for the entire period provided therein notwithstanding any termination of employment or other expiration of the Term or termination of this Agreement. The terms and conditions of Sections 6, 7, 8, 9, 10 and 11 of this Agreement shall survive the Term and termination of Employee’s employment.
(h)Assignment. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. This Agreement is personal to Employee; and neither this Agreement nor any right or obligation hereunder may be assigned by Employee without the prior written consent of the Company (or except by will or the laws of descent and distribution), and any purported assignment in violation of this Section 11(h) shall be void.
(i)Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse; provided, however, that in the event of a final, non-reviewable, non-appealable determination that any provision of Section 7 or 8 of this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against Employee, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as may constitute a reasonable restriction under the circumstances. Subject to the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
(j)Tax Withholding. The Company may withhold from any amounts payable to Employee hereunder all federal, state, city, foreign or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation

(it being understood that Employee shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).
(k)Cooperation Regarding Long-Term Incentive Compensation. Employee expressly agrees that he shall execute such other documents as reasonably requested by the Company to effect the terms of this Agreement and the issuance of the Long-Term Incentive Compensation as contemplated hereunder in compliance with applicable law.
(l)Governing Law; Arbitration; Consent to Jurisdiction; Waiver of Jury Trial. (i) This Agreement shall be governed by and construed in accordance with its express terms, and otherwise in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.
(ii)Any claim initiated by Employee arising out of or relating to this Agreement, or the breach thereof, or Employee’s employment, or the termination thereof, shall be resolved by binding arbitration before a single arbitrator in the State of Delaware administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
(iii)Except to the extent that the Company seeks injunctive relief pursuant to Section 10 of this Agreement, any claim initiated by the Company arising out of or relating to this Agreement, or the breach thereof, or Employee’s employment, or the termination thereof, shall, at the election of the Company be resolved in accordance with Section 11(l)(ii) or (iv) of this Agreement.
(iv)Employee hereby irrevocably submits to the jurisdiction of any state or federal court located in the State of Delaware; provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 11(l) or enforcing any judgment or award obtained by the Company. Employee waives, to the fullest extent permitted by applicable law, any objection which he now or hereafter has to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in this Section 11(l)(iv), and agrees that he shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any court. Employee agrees that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in this Section 11(l)(iv) shall be conclusive and binding upon Employee and may be enforced in any other jurisdiction. EMPLOYEE EXPRESSLY AND KNOWINGLY WAIVES ANY RIGHT TO A JURY TRIAL IN THE EVENT THAT ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH HEREOF, OR EMPLOYEE’S EMPLOYMENT, OR THE TERMINATION THEREOF, IS LITIGATED OR HEARD IN ANY COURT.
(v)The prevailing party shall be entitled to recover all legal fees and costs (including reasonable attorney’s fees and the fees of experts) from the losing party in connection with any claim arising under this Agreement or Employee’s employment hereunder.
(m)Section 409A. (i) It is intended that the provisions of this Agreement comply with Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(ii)Neither Employee nor any of his creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A)

payable under this Agreement or under any other plan, policy, arrangement or agreement of or with the Company or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Company Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Employee or for Employee’s benefit under any Company Plan may not be reduced by, or offset against, any amount owing by Employee to the Company or any of its affiliates.
(iii)If, at the time of Employee’s separation from service (within the meaning of Section 409A), (i) Employee shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable under a Company Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company (or its affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it on the first business day after such six-month period. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Employee shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to Employee under this Agreement until Employee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.
(iv)Notwithstanding any provision of this Agreement or any Company Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to any Company Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, Employee is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Employee or for Employee’s account in connection with any Company Plan (including any taxes and penalties under Section 409A), and neither the Company nor any affiliate shall have any obligation to indemnify or otherwise hold Employee harmless from any or all of such taxes or penalties.
(v)For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).
(vi)Except as specifically permitted by Section 409A, any benefits and reimbursements provided to Employee under this Agreement during any calendar year shall not affect any benefits and reimbursements to be provided to Employee under this Agreement in any other calendar year, and the right to such benefits and reimbursements cannot be liquidated or exchanged for any other benefit. Furthermore, reimbursement payments shall be made to Employee as soon as practicable following the date that the applicable expense is incurred, but in no event later than the last day of the calendar year following the calendar year in which the underlying expense is incurred.
(n)Section 105(h). Notwithstanding any provision of this Agreement to the contrary, to the extent necessary to satisfy Section 105(h) of the Code, the Company will be permitted to alter the manner in which medical benefits are provided to Employee following termination of Employee’s employment, provided that the after-tax cost to Employee of such benefits shall not be greater than the cost applicable to similarly situated executives of the Company who have not terminated employment.

(o)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.
(p)Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
XPO LOGISTICS, INC.
by

/s/ Josephine Berisha
Josephine Berisha
Chief Human Resources Officer

/s/ Bradley S. Jacobs
Bradley S. Jacobs

EXHIBIT A

BRADLEY S. JACOBS

Start Date:	The earlier of (x) January 1, 2023 and (y) immediately following the completion of the RXO Spinoff
Employee:	Bradley S. Jacobs
Position:	Executive Chairman of the Board of Directors of the Company
Reporting Person:	Board of Directors of the Company
Annual Base Salary:	$600,000
Target Bonus:	150% of Base Salary
Target Annual Long-Term Incentive (“LTI”):	$5,000,000